Merrill Lynch International Equity Fund, Inc.

File No. 811-6521

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ending November 30, 2000, Merrill Lynch International Equity Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Consults International Portfolio ("Consults International Portfolio"), File No. 811-6725.

At meetings of the Boards of Directors of the Registrant and Consults International Portfolio, the Boards of
Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The
Reorganization referred collectively to (i) the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Consults International Portfolio by the Registrant solely in exchange for an equal aggregate value of corresponding shares and the subsequent distribution of such corresponding shares to the shareholders of Consults International Portfolio; and (ii) the subsequent termination of Consults International Portfolio's existence as a business trust and its deregistration as an investment company.

On October 29, 1999, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-9007 and 811-
6521) (the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Consults International Portfolio.
Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on December 13, 1999.  The N-14
Registration Statement as so amended was declared effective by the Commission on December 13, 1999.

On October 26, 1999, the shareholders of the Registrant and Consults International Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose. On March 6, 2000 (the "Reorganization
Date"), pursuant to the Agreement, Consults International Portfolio transferred assets valued at $31,042,590 to the Registrant and received in exchange 2,673,292 newly-issued Class C shares. Such shares were then distributed to the shareholders of Consults International Portfolio on that date in proportion to each shareholder's interest in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Consults International Portfolio with the Securities and Exchange Commission.